Exhibit 10.1

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 10, 2020 (the “Execution Date”) between AGNC Mortgage Management, LLC, a Delaware limited liability company (the “Company”), and Gary Kain (the “Executive”) and supersedes and replaces in its entirety that certain Fourth Amended and Restated Employment Agreement, entered into between the Company and the Executive, dated as of January 25, 2019 (the “Prior Agreement”). Other than the terms set forth in subparagraphs 4(b) and 4(c)(i) hereof with respect to 2021 annual cash bonus and long-term incentive awards and the final sentence of subparagraph 1(m), which shall each be effective as of the Execution Date, the remainder of this Agreement shall become effective on July 1, 2021 (the “Effective Date”) subject to the Executive remaining continuously employed with the Company from the Execution Date through the Effective Date. For the avoidance of doubt, all provisions of the Prior Agreement (other than as set forth above) shall remain in effect until the Effective Date.

W I T N E S S E T H:

WHEREAS, the Company is currently engaged through its subsidiaries in the business of, among other things, managing mortgage real estate investment trusts, which invest in (a) agency securities for which the principal and interest payments are guaranteed by U.S. Government agencies and U.S. Government-sponsored entities, (b) non-agency securities and/or (c) other mortgage related investments; and

WHEREAS, the Executive has received and will continue to receive specific trade secrets and confidential information, training and the benefit of established customer relationships relating to the businesses of the Company, which trade secrets and confidential information, training and access to established customer relationships are necessary to enable the Executive to perform the Executive’s duties and to receive future compensation, and the Executive has played and will continue to play a significant role in the development and management of the businesses of the Company; and

WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and

WHEREAS, the Company and the Executive are parties to the Prior Agreement; and

WHEREAS, the parties wish to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Prior Agreement is amended and restated in its entirety as follows:

1. Definitions; Interpretations. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

(a) “AGNC” shall mean AGNC Investment Corp. and its successors and assigns.

(b) “Base Salary” shall have the meaning specified in subparagraph 4(a).

(c) “Board” shall mean the Board of Directors of AGNC.

(d) “Change of Control” shall have the meaning set forth in the Equity Plan, including the relevant provisions of Section 17 of the Equity Plan, as of the Effective Date.

(e) “Change of Control Protection Period” shall mean the 21-month period following the date of a Change of Control.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Company Managed Fund” shall mean (i) AGNC and (ii) any other entity for which the Company or a subsidiary of the Company serves as investment manager or in a substantially similar capacity pursuant to a written agreement.

(h) “Company’s Business” shall mean:

(i) any business activity that would be the same or competitive with any business activity engaged in by AGNC, the Company or any of their subsidiaries or any Company Managed Fund during the term of the Executive’s employment; and

(ii) the provision of management, advisory or other investment services to mortgage real estate investment trusts or any other investment vehicles that engage primarily in the acquisition, trading, sales, financing, investment or management of mortgage- backed securities or other real estate assets.

(i) “Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.

(j) “Compensation Committee Charter” shall mean the AGNC Investment Corp. Compensation and Corporate Governance Committee Charter, as may be in effect from time to time.

(k) “Disability” shall mean a physical or mental condition of the Executive that, in the good faith judgment of not less than a majority of the members of the Board, prevents the Executive from being able to perform the services required under this Agreement and that results in the Executive becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability has occurred, or whether a Disability has ceased and the Executive is able to resume duties, then such dispute shall be referred to a licensed physician, at the request of either the Executive or the Board. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive’s physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.

(l) “Equity Plan” shall mean the AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan, as approved by the Board on October 18, 2016, as amended from time to time, and any successor plan thereto.

(m) “Good Reason” shall mean the Executive’s reassignment by the Board to a position that is not comparable to the position of Executive Chair of the Company. A job position will be considered “comparable” if (A) it does not involve a change in title from Executive Chair or a change in the Executive’s duties from those set forth in this Agreement; (B) it provides the Executive annualized compensation opportunities comparable to the Executive’s position contemplated hereby (that includes both guaranteed compensation and upside potential); (C) it does not require the Executive to relocate more than 50 miles from either (1) Bethesda, Maryland or (2) Boca Raton, Florida; and (D) the Executive and the Board mutually agree that the position is comparable. The Executive must provide written notice to the Board within 90 days of the initial existence of a condition that constitutes Good Reason as defined herein and the Company shall have 30 days after receipt of any such notice to remedy the condition. If the Company timely remedies such condition, such condition shall not constitute Good Reason. The Executive may not terminate the Executive’s employment hereunder for Good Reason more than six months after the initial existence of one (or more) of the conditions that constitutes Good Reason. Notwithstanding anything to the contrary, and for the avoidance of doubt, the execution of this Agreement (including the change in Executive’s role to Executive Chair of the Company and the changes to the Executive’s compensation and benefits as described in paragraph 4 hereof) shall not constitute “Good Reason” under this Agreement or the Prior Agreement.

(n) “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

(o) “Restricted Territory” shall mean:

(i) the world; and

(ii) North America; and

(iii) the United States; and

(iv) Maryland; and

(v) Florida.

(p) “Section 280G” shall mean Section 280G of the Code and the regulations thereunder.

(q) “Section 409A” shall mean Section 409A of the Code and the regulations thereunder.

(r) “Termination For Cause” shall mean the termination by the Board of the Executive’s employment with the Company as a result of (i) the willful and continued failure by the Executive to perform substantially the Executive’s duties described in paragraph 3 (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after two (2) written notices of such failure have been given to the Executive by the Board and the Executive has had a reasonable period (not to exceed 15 days from the second notice) to correct such failure, (ii) the commission by the Executive of acts that are willfully dishonest and demonstrably injurious to the Company or any Company Managed Fund (monetarily or otherwise) in any material respect, (iii) the commission by the Executive of an act of fraud, embezzlement or intentional sexual harassment in connection with the Executive’s duties for AGNC, the Company or any of their subsidiaries, (iv) the Executive’s conviction, or plea of guilty or nolo contendere, with respect to an act of criminal misconduct involving any financial crime or an act of moral turpitude or (v) a willful and material breach or violation by the Executive of (A) any material provision of this Agreement or (B) any material employment policy of AGNC, the Company or any of their subsidiaries that any such entity may publish and provide in writing to the Executive from time to time, which, in either case, if capable of being remedied or if the negative impact can be substantially mitigated, remains substantially unremedied or unmitigated for more than 30 days after written notice thereof is given to the Executive by AGNC, the Company or any subsidiary, as applicable (as determined by the Board acting in good faith). For purposes of this definition, no act or failure to act on the Executive’s part shall be considered grounds for a Termination for Cause if done or omitted to be done by the Executive in good faith and in the reasonable belief that such act or failure to act was in the best interest of the Company or any Company Managed Fund or in furtherance of the Executive’s duties and responsibilities described in paragraph 3.

(s) “Termination For Good Reason” shall mean the Executive’s termination of the Executive’s employment with the Company as a result of Good Reason.

(t) “Termination Without Cause” shall mean the termination by the Board of the Executive’s employment with the Company for any reason other than a termination for Disability or a Termination For Cause and shall not include the Board’s giving notice pursuant to subparagraph 5(a) that the Employment Period shall not be extended beyond the Initial Term or any Renewal Term (as such terms are defined in subparagraph 5(a)).

(u) “Voluntary Termination” shall mean the Executive’s termination of the Executive’s employment with the Company for any reason, other than a Termination For Good Reason, with at least ninety (90) days’ prior written to the Board.

In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph or subparagraph, (b) reference to any paragraph or subparagraph means such paragraph or subparagraph hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by a specific party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

2. Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to accept such continued employment with the Company, in each case on the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, the Executive shall be an at-will employee of the Company and the Executive or the Board may terminate the Executive’s employment with the Company for any reason or no reason at any time, subject to the terms and conditions hereof, including any obligations the Company may have pursuant to paragraph 6 hereof.

3. Positions and Duties.

(a) During the Employment Period, the Executive shall serve as the Executive Chair of the Company. As such, the Executive shall: (i) serve as the Chair of the Board; (ii) perform the duties that are typically expected to be performed by an Executive Chair as are assigned to the Executive by the Board in consultation with the Chief Executive Officer and Chief Investment Officer of the Company; (iii) provide consultation and guidance to facilitate the orderly transition of the roles and duties of Chief Executive Officer and Chief Investment Officer of the Company; and (iv) perform such other duties as may be reasonably designated to him by the Board.

(b) During the Employment Period, the Executive shall (i) report directly to the Board and (ii) observe and comply with all lawful policies, directions and instructions of the Board that are consistent with this paragraph 3.

(c) During the Employment Period, the Executive shall (i) devote a sufficient amount of the Executive’s business time, attention, skill and efforts necessary to the faithful and efficient performance of the Executive’s duties hereunder (except for permitted vacation periods and reasonable periods of illness or other incapacity) and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, the Executive may engage in the following activities so long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder: (A) serve on corporate (if approved by the Board, such approval not to be unreasonably withheld), civic, religious, educational or charitable boards or committees or (B) manage the Executive’s personal investments.

4. Compensation and Benefits.

(a) Base Salary. For services rendered by the Executive under this Agreement during the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Salary”), evenly paid twice a month or on such other schedule as salaried employees of the Company are generally and regularly compensated. During the Employment Period, effective July 1, 2021, the Base Salary shall be at the rate of $500,000 per year. On and after January 1, 2022, the Compensation Committee shall review the Executive’s Base Salary from time to time and may, in its sole discretion, increase it; provided that the Base Salary shall not be lowered from the rate that may be in effect from time to time.

(b) Annual Cash Bonus. With respect to each calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus. The actual annual bonus may range from 0% to 150% of a target value (the “Target Annual Bonus Amount”), based on the level of achievement of specified performance measures and goals set by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Executive) for such calendar year (the “Annual Performance Goals”). For performance in calendar year 2021, the Target Annual Bonus Amount shall be $4,500,000, which amount reflects the pro-ration of: (i) the rate of the Target Annual Bonus Amount pursuant to the Prior Agreement (which rate is $5,400,000) to reflect the portion of the 2021 calendar year (six months) during which the Executive serves as the Chief Executive Officer and Chief Investment Officer of the Company, and (ii) the rate of the Target Annual Bonus Amount for the remaining portion of the 2021 calendar year (six months) during which the Executive serves as the Executive Chair of the Company pursuant to this Agreement (which rate shall be $3,600,000). For performance in calendar year 2022 and each calendar year thereafter, the Target Annual Bonus Amount shall be $3,600,000. The Compensation Committee (with, subject to the Compensation Committee Charter, input from the Executive), in its reasonable judgment, shall determine the weightings of each performance measure and a threshold, target and maximum performance goal for each measure no later than ninety (90) days after the beginning of each calendar year. To the extent that specified performance measures and goals apply to other executives of the Company, the threshold, target and maximum levels associated with such specified performance measures and goals will apply to the Executive in the same manner as they apply to such other executives. Performance at the threshold, target or maximum levels would be expected to result in a bonus payment of 50%, 100% or 150% of the Target Annual Bonus Amount, respectively, for such measure. Performance below the threshold level could result in no bonus payment for such measure. The bonus payment for performance between the threshold and target level or between the target and maximum level will be determined by linear interpolation. Subject to the provisions of paragraph 6, the Executive must be employed on the date on which the annual cash bonus is paid in order to receive payment of any such annual cash bonus pursuant to this subparagraph 4(b). Any annual cash bonus earned pursuant to this subparagraph 4(b) shall be paid to the Executive by March 15 of the calendar year following the calendar year to which such annual cash bonus relates.

(c) Long-Term Incentive Awards.

(i) During the first quarter of calendar year 2021, subject to approval by the Board, AGNC shall grant the Executive a long-term incentive award with an aggregate target fair value of $6,150,000 (the “Target Annual LTIA”), which amount reflects the pro-ration of: (i) the rate of the Target Annual LTIA pursuant to the Prior Agreement (which rate is $8,100,000) to reflect the portion of the 2021 calendar year (six months) during which the Executive serves as the Chief Executive Officer and Chief Investment Officer of the

Company, and (ii) the rate of the Target Annual LTIA for the remaining portion of the 2021 calendar year (six months) during which the Executive serves as the Executive Chair of the Company pursuant to this Agreement (which rate shall be $4,200,000). During the first quarter of calendar year 2022, and during the first quarter of each calendar year thereafter, the Target Annual LTIA amount shall be $4,200,000. 67% of the Target Annual LTIA (the “Performance-Based Award”) shall vest based upon the achievement of certain specified performance metrics (as determined by the Compensation Committee in its reasonable judgment) (the “Performance-Based Metrics”) measured over a three-year performance period with the amount of shares and the associated performance targets specified at or before the grant date of the award. If the Performance-Based Metrics are exceeded (as determined by the Compensation Committee in its reasonable judgment), the Executive may earn up to 200% of the target number of shares underlying the Performance-Based Award. The remaining 33% of the Target Annual LTIA that does not have Performance-Based Metrics (the “Time-Based Award”) shall vest over a three-year period, with 1/3 of such portion vesting following each of the first, second and third anniversaries of the grant date. Notwithstanding the foregoing, the Target Annual LTIA shall be subject to the terms and conditions of the Equity Plan and the applicable award agreement(s) to be entered into between AGNC and the Executive, which shall be consistent with the terms hereof. In the event that AGNC cannot grant the Target Annual LTIA to the Executive, AGNC shall instead provide a cash award to the Executive with an equivalent fair value and under equivalent vesting terms, which shall be subject to the terms and conditions of an applicable award agreement to be entered into between AGNC and the Executive (as approved by the Compensation Committee).

(ii) In the event that the Executive experiences a Voluntary Termination, the Target Annual LTIA will vest in accordance with the Equity Plan and the applicable award agreement(s), except as follows:

(A)	In the event that such Voluntary Termination occurs on or after July 1, 2021 but before January 1, 2022:

(1)

The performance-based portion of any long-term incentive awards that had been granted to the Executive in calendar year 2020 or earlier, and the portion of the Performance-Based Award granted to the Executive in calendar year 2021 that is attributable to the portion of the 2021 calendar year during which the Executive served as the Chief Executive Officer and Chief Investment Officer of the Company, in each case that are then outstanding, if any, shall become vested on the same terms as though the Executive had remained employed for the remainder of the vesting period applicable to such awards (and subject to actual performance results for the full performance period); provided, however, that such continued vesting shall only apply if the Executive complies with all covenants contained in paragraph 7 of this Agreement for the remainder of the vesting period applicable to such awards notwithstanding any shorter period(s) that may be specified in such paragraph, including, but not limited to, the Non-Competition Period (as defined therein).

(2)

The unvested portion of any time-based long-term incentive awards that had been granted to the Executive in calendar year 2020 or earlier, and the unvested portion of Time-Based Award granted to the Executive in calendar year 2021 that is attributable to the portion of the 2021 calendar year during which the Executive served as the Chief Executive Officer and Chief Investment Officer of the Company, in each case that are then outstanding, if any, shall become vested in full upon such Voluntary Termination, subject to and in accordance with the applicable award agreement(s) governing such award(s).

(B)	In the event that such Voluntary Termination occurs on or after January 1, 2022 but before December 31, 2022:

(1)	All terms and conditions set forth in subparagraph 4(c)(ii)(A) above shall apply.

(2)

The portion of the Performance-Based Award granted to the Executive in calendar year 2021 that is attributable to the portion of the 2021 calendar year during which the Executive served as the Executive Chair shall become vested on the same terms as though the Executive had remained employed for the remainder of the vesting period applicable to such awards (and subject to actual performance results for the full performance period); provided, however, that such continued vesting shall only apply if the Executive complies with all covenants contained in paragraph 7 of this Agreement for the remainder of the vesting period applicable to such awards notwithstanding any shorter period(s) that may be specified in such paragraph, including, but not limited to, the Non-Competition Period (as defined therein).

(3)

The unvested portion of the Time-Based Award granted to the Executive in calendar year 2021 that is attributable to the portion of the 2021 calendar year during which the Executive served as the Executive Chair shall become vested in full upon such Voluntary Termination, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.

(C)	In the event that such Voluntary Termination occurs on or after December 31, 2022:

(1)	All terms and conditions set forth in subparagraphs 4(c)(ii)(A) and (B) above shall apply.

(2)

The performance-based portion of any long-term incentive awards that may be granted to the Executive in subsequent years after the 2021 calendar year that are then outstanding, if any, shall become vested on the same terms as though the Executive had remained employed for the remainder of the vesting period applicable to such awards (and subject to actual performance results for the full performance period); provided, however, that such continued vesting shall only apply if the Executive complies with all covenants contained in paragraph 7 of this Agreement for the remainder of the vesting period applicable to such awards notwithstanding any shorter period(s) that may be specified in such paragraph, including, but not limited to, the Non-Competition Period (as defined therein); provided further, that with respect to any long-term incentive award granted to the Executive in the calendar year in which the Executive’s Voluntary Termination occurs, such vesting terms shall only apply to a pro-rated portion of such award in an amount equal to the total award multiplied by a fraction, the numerator of which will equal the number of full calendar months in the year of the Voluntary Termination that the Executive was employed prior to such Voluntary Termination and the denominator of which will equal twelve (12).

(3)

The unvested portion of any time-based long-term incentive awards that may be granted to the Executive in subsequent years following the 2021 calendar year that are then outstanding, if any, shall become vested in full upon such Voluntary Termination, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive; provided, however, that with respect to any long-term incentive award granted to the Executive in the calendar year in which the Executive’s Voluntary Termination occurs, such vesting terms shall only apply to a pro-rated portion of such award in an amount equal to the total award multiplied by a fraction, the numerator of which will equal the number of full calendar months in the year of such Voluntary Termination that the Executive was employed prior to such Voluntary Termination and the denominator of which will equal twelve (12).

(D)

The time of payment for the Target Annual LTIA shall be in accordance with the terms of the applicable award agreement and the Equity Plan. Notwithstanding anything in this Agreement, the Equity Plan, and/or the applicable award agreement(s) to the contrary, any payment for any vested portion of the Target Annual LTIA and any other long-term incentive awards following the Executive’s Voluntary Termination shall be payable in accordance with the requirements of Section 409A.

(d) Other Benefits. During the Employment Period, the Executive shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its senior employees as a group, including, without limitation, participation by the Executive and, where applicable, the Executive’s dependents, in the various employee benefit plans or programs (including, without limitation, retirement plans, stock plans, health plans, life insurance, parking and disability insurance but excluding, except as hereinafter provided in subparagraph 6(b), 6(c), 6(d) or 6(e), any severance pay program or policy of AGNC, the Company or any of their subsidiaries) generally provided to senior employees of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this subparagraph 4(d) shall be deemed to prohibit the applicable plan sponsor from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated senior employees.

(e) Attorneys’ Fees. Within sixty (60) days following the Executive’s submission of appropriate supporting documentation, the Company will reimburse the Executive for the attorneys’ fees incurred in connection with the review and negotiation of this Agreement; provided, however, that the aggregate amount of such reimbursement shall not exceed $10,000.

(f) Clawback Policy. The Executive agrees that performance-based incentive compensation awarded or paid by AGNC or the Company to the Executive (whether in cash or equity) shall be subject to the clawback policy of the Company in effect as of the Execution Date, including as it may be amended from time to time in order to comply with the final rules or regulations adopted by the U.S. Securities and Exchange Commission and the NASDAQ Stock Market that implement the incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable legal requirements or listing standards that may be enacted and in effect from time to time (the “Clawback Rules”) or as otherwise may be amended or adopted in good faith by the Board for the Company’s employees. Such clawback policy, as it may be amended or adopted, will trigger the forfeiture or recoupment of the Executive’s performance-based incentive compensation (and such other compensation covered by the Clawback Rules or determined by the Board in good faith and specified in such policy) if the performance-based incentive compensation (or other compensation) is of the type covered by the Clawback Rules or such clawback policy for employees as adopted by the Board in good faith and (i) in the event that AGNC is required to prepare an accounting restatement due to AGNC’s material noncompliance with any financial reporting requirement under U.S. federal securities laws, provided that such forfeiture or recoupment shall be limited to the portion of applicable compensation that would not have been awarded or paid to the Executive for or in respect of such restated fiscal year had such financial statements been accurate (as reasonably determined by the Board in accordance with the Clawback Rules), (ii) in such other circumstances as may be required to comply with the Clawback Rules, in which case such forfeiture or recoupment shall be limited to the portion of the applicable compensation required to be forfeited/recouped under the Clawback Rules, or (iii) in such other circumstances and in such amount as the Board may determine in good faith as specified in such policy.

(g) Stock Ownership Guidelines. The Executive agrees that all shares of common stock of AGNC owned by the Executive shall be subject to any applicable stock ownership guidelines that may be reasonably implemented by the Board from time to time.

5. Employment Period.

(a) Except as hereinafter provided, the Employment Period shall begin on the Effective Date and shall continue until, and shall end on, December 31, 2022 (such period, the “Initial Term”). On January 1, 2023, and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(b) below or the Board or the Executive shall have given the other party ninety (90) days’ prior written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year (each such year, a “Renewal Term”).

(b) Notwithstanding subparagraph 5(a) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i) the Executive’s death;

(ii) the Board’s termination of the Executive’s employment due to Disability;

(iii) a Termination For Cause;

(iv) a Termination Without Cause;

(v) a Termination For Good Reason; or

(vi) a Voluntary Termination.

6. Post-Employment Payments.

(a) At the end of the Executive’s employment for any reason, the Executive shall cease to have any rights to salary, expense reimbursements or other benefits, except that (to the extent applicable) the Executive shall be entitled to (i) any Base Salary which has been earned but is unpaid as of the end of the Employment Period, which shall be paid by the Company to the Executive on the first payroll date following the Executive’s termination of employment, (ii) any annual cash bonus that has been earned for a prior calendar year pursuant to subparagraph 4(b) but is unpaid, which shall be paid by the Company to the Executive by March 15 of the calendar year in which the Executive’s termination of employment occurs (but only if the termination is not a Termination For Cause), (iii) any reimbursable expenses which have been incurred but are unpaid as of the end of the Employment Period, which shall be paid by the Company to the Executive in accordance with the Company’s applicable reimbursement policies, (iv) any plan benefits which by their terms extend beyond termination of the Executive’s employment (but only to the extent provided in any benefit plan in which the Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), 6(c), 6(d) or 6(e), any severance pay program or policy of AGNC, the Company or any of their subsidiaries) and (v) any benefits to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, subject to subparagraph 6(g), the Executive shall be entitled to the additional amounts described in subparagraph 6(b), 6(c), 6(d) or 6(e), in the circumstances described in such subparagraphs.

(b) If the Employment Period ends during the Initial Term pursuant to subparagraph 5(b) on account of a Termination Without Cause or a Termination For Good Reason, and such termination of employment does not occur during the Change of Control Protection Period, the Executive shall be entitled to receive the following amounts:

(i) an amount equal to the product of (A) 1.5, multiplied by (B) the sum of (x) the Executive’s Base Salary at the time of such termination of employment, plus (y) the Target Annual Bonus Amount for the calendar year in which such termination of employment occurs; provided, however, that such amount shall be reduced by 1/18 for each month of the Initial Term that passes and during which the Executive remains employed with the Company (such amount, including the effect of the 1/18 reduction described in this subparagraph 6(b)(i), the “Severance Amount”), which shall be paid by the Company to the Executive in equal installments during the period of time following such termination of employment until the expiration of the Initial Term (such period of time, the “Severance Period”) in accordance with the Company’s normal payroll practices. For the avoidance of doubt, the Executive shall not be entitled to any Severance Amount set forth in this subparagraph 6(b)(i) for any termination of employment that occurs after the expiration of the Initial Term.

(ii) an amount equal to the product of (A) the annual cash bonus the Executive would have been entitled to receive pursuant to subparagraph 4(b) if he had remained employed through December 31 of the calendar year in which such termination of employment occurs (as determined by the Compensation Committee but assuming that the Executive achieved all qualitative and subjective metrics of the Annual Performance Goals at their target level), multiplied by (B) a fraction (x) the numerator of which is the number of days that the Executive remained employed during the calendar year in which such termination of employment occurs and (y) the denominator of which is 365 (the “Assumed Pro Rata Bonus”), which shall be paid by the Company to the Executive in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;

(iii) (A) if the Executive (or any of his eligible dependents) elects continuation coverage under the Company’s medical, dental and/or vision plans pursuant to COBRA, reimbursement for the Executive’s (and any such eligible dependent’s) COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) until the earlier of (x) the Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the end of the Severance Period (such period, the “COBRA Period”), with each such COBRA reimbursement being made by the Company to the Executive within thirty (30) days following the payment of any such COBRA premiums by the Executive (and any such eligible dependent) (the “COBRA Reimbursements”); or (B) if the Executive (or any of his eligible dependents) elects continuation coverage under the Company’s medical, dental and/or vision plans pursuant to COBRA but the COBRA Reimbursements would result in taxes or penalties for the Company, monthly cash payments, with each such monthly cash payment being equal to the Executive’s (and any such eligible dependent’s) monthly COBRA premium payments during the COBRA Period, which shall be paid by the Company to the Executive on the first payroll date of each month following the month with respect to which the Executive’s (and any such eligible dependent’s) monthly COBRA premiums were paid during the COBRA Period (the “Substitute Payments”); and

(iv) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.

(c) If the Employment Period ends during the Initial Term pursuant to subparagraph 5(b) on account of a Termination Without Cause or a Termination For Good Reason, and such termination of employment occurs during the Change of Control Protection Period, the Executive shall be entitled to receive the following amounts:

(i) the Severance Amount (as defined in subparagraph 6(b)(i) above), which shall be paid by the Company to the Executive in a lump sum on the first payroll date following the 60th day after such termination of employment;

(ii) an amount equal to the product of (A) the Target Annual Bonus Amount for the calendar year in which such termination of employment occurs, multiplied by (B) a fraction (x) the numerator of which is the number of days that the Executive remained employed during the calendar year in which such termination of employment occurs and (y) the denominator of which is 365, which shall be paid by the Company to the Executive in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;

(iii) the COBRA Reimbursements or the Substitute Payments (each as defined in subparagraph 6(b)(iii)), as applicable; and

(iv) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.

(d) If the Employment Period ends after the expiration of the Initial Term pursuant to subparagraph 5(b) on account of a Termination Without Cause, a Termination For Good Reason, or a Voluntary Termination, the Executive shall be entitled to receive the following amounts:

(i) the Assumed Pro Rata Bonus, which shall be paid by the Company to the Executive in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs; and

(ii) the same treatment of any outstanding unvested awards under the Equity Plan as set forth in subparagraph 4(c)(ii)(C) of this Agreement as though such termination were a Voluntary Termination as described therein.

(e) If the Employment Period ends pursuant to subparagraph 5(b) on account of the Executive’s death or Disability, the Executive (or in the event of the Executive’s death, his estate or eligible dependents, as applicable) shall be entitled to receive the following:

(i) the Assumed Pro Rata Bonus, which shall be paid by the Company to the Executive (or to his estate) in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;

(ii) if such termination of employment due to the Executive’s death or Disability occurs during the Initial Term, the COBRA Reimbursements or the Substitute Payments (each as defined in subparagraph 6(b)(iii)), as applicable (provided that in the event of the Executive’s death, the COBRA Reimbursements or the Substitute Payments, as applicable, shall be paid to the Executive’s eligible dependents); and

(iii) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.

(f) Any payment, reimbursement or benefit under subparagraph 6(b), 6(c), 6(d) or 6(e) that is not made or provided during the period following the Executive’s termination of employment because the Executive (or, if applicable, his estate) has not executed the release described in subparagraph 6(g) shall be paid to the Executive in a single lump sum (or shall be provided to the Executive) on the first payroll date following the 60th day after such termination of employment; provided that the Executive (or, if applicable, his estate) executes and does not revoke the release in accordance with the requirements of subparagraph 6(g).

(g) Notwithstanding anything herein to the contrary, the Executive (or, if applicable, his estate) shall not be entitled to receive any payment, reimbursement or benefit under subparagraph 6(b), 6(c), 6(d) or 6(e) hereof unless (i) prior to the 60th day following such termination of employment, the Executive (or, if applicable, his estate) executes a standard release of all claims, known or unknown, arising on or before the date of the release, against AGNC, the Company and their subsidiaries and their directors, managers, officers, employees and affiliates, in a standard form of release provided by the Board and agreed to by the Executive (which release shall not impose any further obligations, covenants or duties on the Executive), and (ii) any applicable revocation period has expired prior to the 60th day following such termination of employment without the Executive (or, if applicable, his estate) revoking such release.

7. Confidential Information; Non-Competition; Intellectual Property.

(a) Confidential Information.

(i) The Executive recognizes that the services to be performed by the Executive hereunder are special, unique and extraordinary and that, by reason of such employment with the Company, the Executive has acquired and will continue to acquire Confidential Information (as defined below) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that the Executive will not (directly or indirectly) at any time, whether during or after the Executive’s employment hereunder, (A) knowingly use for an improper personal benefit any Confidential Information that the Executive may learn or has learned by reason of the Executive’s employment with the Company or (B) disclose any such Confidential Information to any Person except (1) in the performance of the Executive’s obligations to the Company hereunder, (2) as required by applicable law, (3) in connection with the enforcement of the Executive’s rights under this Agreement, (4) in connection with any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company or (5) with the prior written consent of the Board. As used herein, “Confidential Information” includes information with respect to the operation and performance of the Company and the Company Managed Funds, their investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company’s and/or the Company Managed Funds’ past, current and prospective portfolio companies); provided, however, that such term shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by the Executive or (y) is or becomes known or available to the Executive on a nonconfidential basis from a source (other than the Company) that, to the Executive’s knowledge, is not prohibited from disclosing such information to the Executive by a legal, contractual, fiduciary or other obligation to the Company.

(ii) The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into the Executive’s possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of the Executive not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company.

(iii) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b) Non-Competition; Non-Solicitation.

(i) The Executive agrees that (A) during the term of his employment with the Company and, (B) during the 18-month period following the termination of Executive’s employment with the Company for any reason (such period, the “Non-Competition Period”) within the Restricted Territory, the Executive shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association or other business organization, entity or enterprise, whether as an officer, employee, director, partner, stockholder, consultant or otherwise, that engages in the Company’s Business. Notwithstanding the foregoing, the Executive shall not be precluded from purchasing or owning, directly or beneficially, as a passive investment, two percent (2%) or less of any class of publicly traded securities if he does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

(ii) During the Non-Competition Period, the Executive shall not, directly or indirectly:

(A)

offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), for any person who is an officer, employee, consultant or board member of the Company or any Company Managed Fund to accept employment or an engagement with a third party or engage in a Solicitation with respect to any person or entity who is, or was, at any time within six months prior to the Solicitation, an officer, employee, agent or consultant of the Company or any Company Managed Fund to work for a third party engaged in the Company’s Business or to engage in any of the activities hereby prohibited with respect to the Executive under this subparagraph 7(b)(ii);

(B)

solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, on (1) any actual or prospective customer of or investor in the Company or any Company Managed Fund to become a customer of or investor in any third party engaged in the Company’s Business or (2) any customer or investor to cease doing business with the Company or any Company Managed Fund; or

(C)

make any statements or perform any acts intended to advance the interest of any person engaged in or proposing to engage in the Company’s Business in any way that is intended to injure the interests of the Company or any Company Managed Fund.

(c) Intellectual Property. The Executive agrees that during the term of the Executive’s employment with the Company, and for a period of 12 months following the termination of the Executive’s employment for any reason, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which the Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company (as the Board shall determine) as against the Executive or any of the Executive’s assignees. Regardless of the status of the Executive’s employment by the Company, the Executive and the Executive’s heirs, assigns and representatives hereby assigns, or shall promptly assign, to the Company any and all right, title and interest in and to such Inventions made during the term of the Executive’s employment by the Company. There are no Inventions with respect to the Company conceived of, developed or made by the Executive before the Effective Date which have not been disclosed to and assigned to the Company. The Executive further agrees that at the request of and without charge to the Company, but at the Company’s expense, the Executive shall execute a written assignment of any Inventions to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and the Executive shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States of America and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issues thereon. In the event that the Company is unable, after reasonable effort, and in any event after 10 business days, to secure the Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the General Counsel of the Company as his attorney-in-fact to act on his behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(d) Remedies.

(i) The Executive acknowledges that a breach of any of the covenants contained in this paragraph 7 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments or benefits remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this paragraph 7 or such other relief as may be required to specifically enforce any of the covenants contained in this paragraph 7.

(ii) The period of time during which the restrictions set forth in this paragraph 7 will be in effect will be extended by the length of time during which the Executive is in breach of the terms of those provisions as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) Communication of Contents of Agreement. While employed by the Company and during the Non-Competition Period, the Executive shall communicate the contents of this paragraph 7 to any Person that the Executive intends to be employed by, associated with or represent.

(f) The Company. For purposes of this paragraph 7, the Company shall include AGNC and any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Executive worked or had responsibility at the time of termination of the Executive’s employment and at any time during the 2-year period prior to such termination.

8. Non-Disparagement.

(a) The Executive agrees that he shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding AGNC, the Company or any of their subsidiaries or any aspect of his employment with the Company. Further, the Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of AGNC, the Company or any of their subsidiaries. The Company shall instruct its senior executives and members of the Board not to talk about or otherwise communicate to any third parties outside of AGNC, the Company or any of their subsidiaries in a malicious, disparaging or defamatory manner regarding the Executive or any aspect of his employment with the Company, and the Company shall not make or authorize to be made any written or oral statement to any third parties outside of AGNC, the Company or any of their subsidiaries that may disparage or damage the reputation of the Executive.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement prohibits or will be interpreted or construed to prohibit the Executive from reporting any possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the Securities and Exchange Commission, or providing testimony to or communicating with such agency or entity in the course of its investigation, or from making any other disclosures that are protected under the whistleblower provisions of federal law and regulation. Any such reports, testimony or disclosures do not require the Executive to provide notice or receive the authorization or consent of the Company or the Board.

9. Survival. Subject to any limits on applicability contained therein, paragraphs 6, 7, 8, 9, 10, 11, 21 and 22 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10. Taxes. AGNC, the Company or any of their subsidiaries shall withhold from all payments due to the Executive all applicable taxes (federal, state or other) that it is required to withhold therefrom unless the Executive has otherwise paid (or made other arrangements satisfactory) to AGNC, the Company or any of their subsidiaries, as applicable, the amount of such taxes. Notwithstanding any other provision of this Agreement, none of AGNC, the Company or any of their subsidiaries shall be obligated to guarantee any particular tax result for the Executive with respect to any payment or benefit provided to the Executive by AGNC, the Company or any of their subsidiaries (whether pursuant to this Agreement or otherwise), and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment. For the avoidance of doubt, in no event shall any provision of this Agreement (including, without limitation, paragraph 21 or 22) be construed to require AGNC, the Company or any of their subsidiaries to provide any gross-up for the tax consequences of any provision under this Agreement or any payment or benefit provided to the Executive by AGNC, the Company or any of their subsidiaries (whether pursuant to this Agreement or otherwise).

11. No Mitigation or Offset. The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company’s obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive.

12. Assignability. The obligations of the Executive hereunder are personal and may not be assigned or delegated by the Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in paragraph 15.

13. Notices. All notices and all other communications provided for in the Agreement shall be in writing and addressed (a) if to the Company, (i) at its principal office address or such other address as it may have designated by written notice to the Executive for purposes hereof, directed to the attention of the Board with a copy to the General Counsel of the Company or (ii) to the company electronic mail address of the General Counsel of the Company and (b) if to the Executive, (i) at the Executive’s residence address on the records of the Company or to such other address as the Executive may have designated to the Company in writing for purposes hereof or (ii) to the Executive’s company electronic mail address. Each such notice or other communication shall be deemed to have been duly given when (A) delivered or mailed by United States registered mail, return receipt requested, postage prepaid or (B) when electronic evidence of electronic mail transmission is received, except that any notice of change of address shall be effective only upon receipt.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

16. Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Board. No waiver by either party hereto at any time of any breach by the Executive or the Company of, or in compliance with, any condition or provision of this Agreement to be performed by the Executive or the Company, as applicable, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Complete Agreement. (a) This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and (b) this Agreement supersedes and preempts any prior understandings, agreements or representations by or between the Executive and AGNC, the Company and any of their subsidiaries, written or oral (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof in any way.

18. Counterparts. This Agreement may be executed in one or more counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

19. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland. The Company and the Executive agree that the state and federal courts located in the State of Maryland shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the Company and the Executive hereby: (a) submit to the personal jurisdiction of such courts, (b) consent to service of process in connection with any action, suit or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

20. Indemnification and D&O Insurance. The Executive will be provided indemnification and mandatory advancement of expenses to the maximum extent permitted by AGNC’s, the Company’s and their subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, with such indemnification to be on terms determined by the Board or the applicable board of directors or managers, or any of their committees, but on terms no less favorable than provided to any other executive officer or director of such entities. AGNC and the Company shall maintain customary directors and officers insurance coverage for the Executive’s benefit on the same basis as such coverage is maintained for the benefit of AGNC’s and the Company’s other executive officers and directors (including former executive officers and directors).

21. Section 409A.

(a) The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement shall be interpreted and applied accordingly. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Company shall, subject to the Executive’s prior written approval, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferral of compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to the Executive. Each payment or reimbursement under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

(b) To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) and is treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, to the extent required for the Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service or (ii) the date of the Executive’s death. Should this paragraph 21 result in payments or benefits to the Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall make such payments and provide such benefits as provided for in this Agreement. For purposes of this paragraph 21, the terms “Specified Employee” and “Separation from Service” shall have the meanings ascribed to them in Section 409A. The parties intend that the phrase “termination of employment” and words and phrases of similar import used in this Agreement means a Separation From Service with the Company and its subsidiaries.

22. Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable or provided by AGNC, the Company or any of their subsidiaries to the Executive, whether or not payable in connection with this Agreement or upon a termination of employment (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G, and (ii) but for this paragraph 22 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm selected by the Board in good faith (the “Accountants”) determines that without such reduction, the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local tax laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G occurs, or such other rate(s) as the Accountants determine to be likely to apply to the Executive in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Board and the Executive otherwise agree in writing, any determination required under this paragraph 22 shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments hereunder, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to the Executive in a manner that would not result in subjecting the Executive to additional taxation under Section 409A. For purposes of making the calculations required by this paragraph 22, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Board and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph 22, and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph 22. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accountants shall value, services to be provided by the Executive (including the Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G such that Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Section 280G. Notwithstanding the foregoing, if the transaction which causes the application of Section 280G occurs at a time during which Section 2(a)(i) of Q&A-6 of Treasury Regulation Section 1.280G would apply to the Executive, upon the request of the Executive, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A-7 of Treasury Regulation Section 1.280G.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGNC MORTGAGE MANAGEMENT, LLC

By:	/s/ Kenneth Pollack
Name: Kenneth Pollack
Title: Senior Vice President and General Counsel

EXECUTIVE

By:	/s/ Gary Kain
Name: Gary Kain